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                                                                  Exhibit 10.17

                              [DITECH LETTERHEAD]

April 23, 1999



Marc Schwager
221 Garland Way
Los Altos, CA  94022

Subject:  Employment Offer

Dear Marc:

We are pleased to offer you employment as Vice President, Marketing, reporting to Tim Montgomery, CEO & President. This offer is contingent upon the approval of Ditech's Board of Directors - Compensation Committee.

Your compensation package consists of the following:

-     Annual Base salary of $150,000.

- Management By Objectives Bonus of $30,000. This is guaranteed for the first year of employment, (total annual compensation is $180,000).

- Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted stock options to purchase 100,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company's 1998 Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable. The purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares.

- If the company terminates your employment for any reason other than cause or permanent disability during your first year of service, then the Company will continue to pay your base salary until the anniversary
      of your first day of employment.   The same period will be credited as
      continuous service for purposes of the stock options described above. However, this paragraph will not apply unless you (a) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have agreed not to prosecute any legal action for other proceedings based on those claims. This paragraph is subject to Board approval.

- Signing Bonus of $25,000. However, should you sever your employment from Ditech within a year from your hire date, you will repay Ditech $12,500.

Your benefit package with Ditech Corporation will include Health insurance coverage (with partial premium due if for family coverage) beginning the first of the month after date of employment, Life and Long Term Disability insurance with option for additional coverage, Flexible Spending Program participation and 401(k) participation. Eligibility for 401(k) participation is effective after 90 days of employment.

Your employment with Ditech Corporation is at-will. You will be asked to sign the statement of your acceptance and a confidentiality agreement when you report to work.


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We look forward to working with you and having you as a part of our valuable and dynamic team! Please indicate your acceptance by signing and returning this letter by April 28, 1999. You may fax your acceptance to (650) 564-9593. We anticipate your start to be on May 10, 1999, this will enable your inclusion in our printed prospectus for our initial public offering.

This supercedes offer letter dated April 22, 1999.

Sincerely,                         Accepted by:


/s/ Glenda Dubsky                     /s/ Marc Schwager         4-27-99
-----------------------------         -----------------------   -------------
Glenda Dubsky                         Marc Schwager             Date
Manager, Human Resources